As filed with the Securities and Exchange Commission on March 9, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-2402421
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1720 Peachtree Street, Suite 629

Atlanta, GA 30309

(Address of Principal Executive Offices) (Zip Code)

AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC.

2020 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Thomas H. King

Chief Financial Officer

American Virtual Cloud Technologies, Inc.

1720 Peachtree Street, Suite 629

Atlanta, GA 30309

(404) 239-2863

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jason T. Simon, Esq.

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, VA 22102

(703) 749-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.0001 per share	5,794,500	$5.65	$32,738,925	$3,572

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock, par value $0.0001 (“Common Stock”) of American Virtual Cloud Technologies, Inc. (the “Registrant”) as become issuable pursuant to the American Virtual Cloud Technologies, Inc. 2020 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, on the basis of the average of the high and low price of a share of the Common Stock as reported by the Nasdaq Capital Market on March 5, 2021.

PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipients of the applicable grants, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K/A for the year ended March 31, 2020, as filed with the Commission on March 9, 2021;

(2)	The Registrant’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 2020, as filed with the Commission on August 14, 2020;

(3)	The Registrant’s Quarterly Report on Form 10-Q, for the quarter ended September 30, 2020, as filed with the Commission on November 16, 2020

(4)	The Registrant’s Current Reports on Form 8-K, as filed with the Commission on April 7, 2020, April 14, 2020, April 29, 2020, May 6, 2020, May 14, 2020, July 7, 2020, August 5, 2020, August 11, 2020, September 16, 2020, September 23, 2020, December 7, 2020, January 21, 2021, February 12, 2021 and and March 5, 2021;

(5)	The Registrant’s Current Reports on Form 8-K/A, as filed with the Commission on April 14, 2020, April 21, 2020 and January 27, 2021; and

(6)	The description of Common Stock contained in the Registrant’s Registration Statement on Form 8-A dated July 26, 2017, filed pursuant to Section 12 of the Securities Exchange Act of 1934.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may, and in certain cases must, be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company’s best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

The Company’s second amended and restated certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. This provision in the second amended and restated certificate of incorporation does not eliminate the directors’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s by-laws provide that the Company shall indemnify and advance expenses to its officers and directors to the fullest extent permitted by applicable law.

The Company has entered into indemnification agreements with its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained in its second amended and restated certificate of incorporation and bylaws. The Company maintains directors’ and officers’ liability insurance for its directors and officers.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit Number	Description	Method of Filing

3.1	Second Amended and Restated Certificate of Incorporation.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 7, 2020.

3.2	Amended and Restated Bylaws.	Incorporated by reference to Exhibit 3.2 to the Company’s current report on Form 8-K filed with the SEC on August 2, 2017.

5.1	Opinion of Greenberg Traurig, LLP (including consent).	Filed herewith.

10.1	American Virtual Cloud Technologies, Inc. 2020 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on April 14, 2020.

23.1	Consent of Marcum LLP.	Filed herewith.

23.2	Consent of UHY LLP.	Filed herewith.

24.1	Powers of Attorney (included on signature pages hereof).	Filed herewith.

Item 9.  Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 9th, 2021.

AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC.

By:	/s/ Thomas H. King
Name:	Thomas H. King
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Xavier Williams and Thomas H. King, individually, his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xavier Williams	Chief Executive Officer and Director	March 9, 2021
Xavier Williams	(Principal Executive Officer)

/s/ Thomas H. King	Chief Financial Officer	March 9, 2021
Thomas H. King	(Principal Financial Officer)

/s/ Lawrence E. Mock, Jr.	Chairman of the Board	March 9, 2021
Lawrence E. Mock, Jr.

/s/ Darrell J. Mays	Director	March 9, 2021
Darrell J. Mays

/s/ U. Bertram Ellis, Jr.	Director	March 9, 2021
U. Bertram Ellis, Jr.

/s/ Carolyn Byrd	Director	March 9, 2021
Carolyn Byrd

/s/ Karl Krapek	Director	March 9, 2021
Karl Krapek

/s/ Dennis Lockhart	Director	March 9, 2021
Dennis Lockhart

/s/ Klaas Baks	Director	March 9, 2021
Dr. Klaas Baks

/s/ Mark Downs	Director	March 9, 2021
Mark Downs

/s/ Kent Mathy	Director	March 9, 2021
Kent Mathy

II-4